Exhibit 24

POWER OF ATTORNEY

The undersigned do hereby make, constitute and appoint James M. Tidwell and Richard E. Blohm, Jr., acting jointly or singly, the undersigneds' true and lawful attorney or attorneys (hereinafter referred to individually as "Attorney" or collectively as "Attorneys") with power to act for the undersigned and in the undersigneds' name, place and stead, with or without the other and with full power of substitution and resubstitution, for the sole purpose of executing, making, declaring, certifying and filing on behalf of the undersigned with the Securities and Exchange Commission, and other appropriate governmental or private entities, any and all statements, reports and other information required to be filed by the undersigned under the Securities Exchange Act of 1934, as amended, or other state or federal statutes, by virtue of or relating to the undersigned's beneficial ownership of equity securities of Pioneer Drilling Company (the "Company"), including without limitation any Schedule 13D, any and all amendments to any such schedule, any Joint Filing Agreement and any and all amendments thereto, any Form 3, 4 or 5 and any and all amendments thereto, and all other documents and information similar, incidental, or related thereto required to be executed, made or filed by the undersigned, in the form and manner in which such Attorneys or any of them deem necessary, appropriate, convenient or desirable to be done pursuant to and in accordance with the authorization contained in this Power of Attorney, as fully and to all intents and purposes as the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of the Attorneys and each of them.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney on January 22, 2009.

Pebbleton Corporation N.V.

/s/ Issam M. Fares

By: Issam M. Fares

Title: Managing Director

Issam M. Fares, Individually

/s/ Issam M. Fares

Issam M. Fares